NeoMedia Technologies, Inc.

                                  Exhibit 16.2

     A Copy of a Letter from Coopers & Lybrand L.L.P. dated June 12, 1998,
               Addressed to the Securities and Exchange Commission


                                        5

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Letterhead of:
Coopers & Lybrand L.L.P.
a Professional Services Firm
203 North La Salle Street
Chicago, Illinois  60601-1210

Telephone (312) 701-5500
Facsimile (312) 701-6533

June 12, 1998

Securities and Exchange Commission
450 5th Street, N. W.
Washington, D. C.  20549

Gentlemen:

We have read the statements made by NeoMedia Technologies, Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K / A, as part of the Company's Form 8-K / A report as of February 9, 1998. We agree with the statements concerning our Firm in such Form 8-K / A.

Very truly yours,



/s/ Coopers & Lybrand L.L.P.
----------------------------
COOPERS & LYBRAND L.L.P.